Exhibit 99.1

McCarthy named chief operating officer of Unum

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--December 16, 2011--Unum Group (NYSE: UNM) today announced that Kevin P. McCarthy will become chief operating officer of the company effective Jan. 1, 2012, in addition to maintaining his role as president and chief executive officer of its largest business unit, Unum US.

“Kevin has a long track record of success with our company,” said Thomas R. Watjen, chief executive officer of Unum, “and this is a natural extension of his role as head of our Enterprise Operating Committee.”

McCarthy was appointed earlier this year to lead Unum’s Enterprise Operating Committee, which focuses on positioning its businesses to capitalize on profitable growth opportunities in the market and better leverage companywide resources. The Operating Committee, along with the Corporate Development and Capital Management Committee chaired by Rick McKenney, the company’s chief financial officer, play critical roles in assuring that the company is well positioned for the future.

ABOUT UNUM

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

CONTACT:
Unum Group
Media
Jim Sabourin, 423-294-6300
or
Investors
Thomas A. H. White, 423-294-8996
or
Rob Lockerman, 423-294-7498